AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER dated as of January 3, 1994, between and among NNRC, Inc., a Colorado corporation ("Sub"), and Nova Natural Resources corporation, a Delaware corporation (the "Company"). Sub and the Company are hereinafter sometimes collectively referred to as the "Constituent Corporations."

The authorized capital stock of the Company consists of 50,000,000 shares of common stock, par value $.10 (the "Common Stock") and 3,000,000 shares of Convertible Preferred Stock, par value $1.00 per share (the "Preferred Stock"). As of the date hereof, 6,038,936 shares of Common Stock and 2,687,682 shares of the Preferred Stock were issued and outstanding. The authorized capital stock of Sub consists of 17,000,000 shares of Common Stock, par value $.10 per share (the "Sub Common Stock") and 3,000,000 shares of convertible preferred stock, par value $1.00 per share (the "Sub Preferred Stock"). As of the date hereof, 1 share of Sub Common Stock par value $.10 per share, was issued and outstanding. All of the outstanding capital stock of Sub is owned by the Company. The Company, as the sole holder of all issued and outstanding shares of Sub Common Stock, is entitled to cast one vote per share on the adoption and approval of this Agreement and Plan of Merger and all other matters submitted to it as the sole shareholder of Sub.

NOW, THEREFORE, the corporations, parties to this Agreement, by and between their respective boards of directors, in consideration of the mutual covenants, agreements and provisions hereinafter contained, have agreed to merge and that the Company shall be merged into Sub pursuant to Section 252 of the General Corporation Law of the State of Delaware, and C.R.S. Sections 7-7-106 and 7-7-107 of the laws of the State of Colorado, and do hereby agree upon and prescribe the terms and conditions of said merger and of carrying the same into effect as follows:

ARTICLE I

THE MERGER

Section 1.1 Merger of the Company into Sub. At the Effective Time (as defined in Section 1.6) and upon the terms and conditions contained in this Agreement, the Company shall merge with and into Sub in accordance with the Delaware General Corporation Law (the "Delaware Statute") and the Colorado Corporation Code (the "Colorado Statute") and the separate existence of the Company shall cease. Sub shall be the surviving corporation in the Merger (hereinafter sometimes referred to as the "Surviving Corporation") and its separate corporate existence under the laws of the State of Colorado under the name NOVA NATURAL RESOURCES CORPORATION with all its purposes, objects, rights, privileges, powers and franchises, shall continue unaffected and unimpaired by the Merger.

Section 1.2 Effect of the Merger. The Surviving Corporation shall succeed to all of the rights, privileges, powers and franchises of a public as well as of a private nature, of the Constituent Corporations and all of the debts, choses in action and other interests due or belonging to the Constituent Corporations and shall be subject to, and responsible for, all of the debts, liabilities and duties of the Constituent Corporations, all as more fully set forth in Sections 7-7-105 and 106 of the Colorado Statute.

Section 1.3 Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, supplemental indentures, if any, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in accordance with, the Merger or to otherwise carry out this Agreement and Plan of Merger, the officers and directors of the Surviving Corporation shall, and shall be authorized to, execute and deliver, in the name and on behalf of the Constituent Corporations or otherwise, all such deeds, bills of sale, assignments, supplemental indentures, if any, and assurances and to take and do, in the name and on behalf of the Constituent Corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or to otherwise carry out this Agreement and Plan of Merger.

Section 1.4 Charter Amendment and Bylaws. The Articles of Incorporation and Bylaws of Sub shall be the Articles of Incorporation and Bylaws of the Surviving Corporation until changed as provided herein, therein or by law. Effective immediately upon filing of the Articles of Merger with the Colorado Secretary of State, the Articles of Incorporation of Sub shall be amended such that the name of Sub shall be changed to "Nova Natural Resources Corporation", and such Articles of Merger shall serve as Articles of Amendment to Sub's Articles of Incorporation reflecting such changes.

Section 1.5 Board of Directors and Officers. The directors and officers of Sub immediately prior to the Effective Time shall constitute the directors and officers of Sub immediately following the Effective Time. Such officers and directors of Sub shall hold their positions until their resignation or removal or the election or appointment of their successors in the manner provided by the Articles of Incorporation and Bylaws of the Surviving Corporation documents and applicable law.

Section 1.6 Effective Time. If this Agreement and Plan of Merger is duly adopted by the shareholders of the Company in accordance with the Delaware Statute, and its Articles of Incorporation and Bylaws, and is not terminated under Section 3.1 hereof, the articles of merger with respect to the Merger shall be filed and recorded under the Colorado Statute (the "Colorado Articles") and a Certificate of Ownership and

Merger shall be filed and recorded under the Delaware Statute. Subject to Section 7-7-106 of the Colorado Statute and Section 353 of the Delaware Statute, the Merger shall become effective upon such filing (the "Effective Time").

ARTICLE II

CONVERSIONS OF SECURITIES

Section 2.1 Merger Consideration; Conversion or Cancellation of Shares for Cash Election Merger. The manner of converting or canceling shares of the Company and Sub in the Merger shall be as follows:

(a) At the Effective Time, each share of the Common Stock of the Company issued and outstanding immediately prior to the Effective Time shall be converted into one share of the Sub Common Stock and each share of Company Preferred Stock issued and outstanding immediately prior to the Effective time shall be converted into one share of Sub Preferred Stock.

(b) At the Effective Time, each option warrant or other right to purchase any shares of Company Stock shall be converted into a like option, warrant or other right, on the same terms, to purchase an equal number of shares of Sub stock.

(c) At the Effective Time, all shares of Company Stock to be converted into Sub Stock and all rights to purchase Sub Stock being so converted, shall, by virtue of the Merger and without any action on the part of the holders thereof, cease to be outstanding, be canceled and retired and cease to exist, and each holder of a certificate representing any such stock ("Company Stock Certificates") or such right (the "Company Right Certificates") shall thereafter cease to have any rights with respect to such Stock or rights, except the right to receive for such Stock and rights, upon the surrender of such Company Stock Certificates and Company Right Certificates, equivalent certificates for Sub Stock and documents permitting the purchase of Sub Stock.

(d) At the Effective Time, all options, warrants and similar securities issued by the Company shall be converted into identical securities of Sub.

(e) At and after the Effective Time, each certificate representing any security of the Company shall be effective as representing the like security of Sub, until surrender of such certificate.

(f) At the Effective Time, the one share of Stock of Sub issued and outstanding immediately prior to the Effective Time shall be returned to and cancelled by Sub.

Section 2.2 Transfer of Shares After the Effective Time. No transfers of Stock shall be made on the stock transfer books of the Company after the close of business on the day prior to the date of the Effective Time.

ARTICLE III

MISCELLANEOUS

Section 3.1 Amendment. This Agreement and Plan of Merger shall not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any such amendment shall be effected by the parties hereto by action taken by their respective Boards of Directors, except as otherwise required by law; provided that any amendment undertaken prior to approval of the Merger by the shareholder of the Constituent Corporations shall not alter or change the consideration or exchange set forth in Section 2.1(a)-(c), the terms of the Articles of Incorporation of Sub, except to effectuate Section 1.4 on any of the terms of this Agreement causing an adverse effect on the shareholders of either Corporation.

Section 3.2 Service of Process in Delaware. Sub may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of the Company, as well as for enforcement of any obligations of Sub arising from the Merger, including any suit or other proceeding to enforce the right of any stockholder as determined in appraisal proceedings pursuant to the provisions of Section 262 of the General Corporation Law of the State of Delaware, and Sub does hereby irrevocably appoint the Secretary of State of Delaware as its agent to accept service of process in any such suit or other proceeding. The address to which a copy of such process shall be mailed by the Secretary of State is 1900 Wazee Street, Suite 305, Denver, Colorado 80202.

Section 3.3 Termination. At any time prior to the Effective Time, this Agreement and the Merger may be terminated by the board of directors of either of the Constituent Corporations, notwithstanding that the shareholders of either Corporation already have approved the Merger.

THIS AGREEMENT OF MERGER shall be filed in the office of the Secretary of State, State of Colorado, and in the office of the Secretary of State of Delaware and upon the filing of this Agreement of Merger in the office of the Secretary of State of Delaware and Colorado, the Merger herein provided for shall be effective.

Attest: NNRC, INC.

Secretary

Brian B. Spillane, President

Attest:

NOVA NATURAL RESOURCES CORPORATION

James E. Taets, Secretary

Brian B. Spillane, President

I, James E. Taets, Secretary of Nova Natural Resources Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby certify, as such secretary, and under the seal of the corporation, that, pursuant to pertinent provisions of the Delaware General Corporation Law, the agreement of merger to which this certificate is attached was duly submitted to stockholders of said Nove Natural Resources Corporation sufficient to adopt and approve such agreement, that holders of 3,288,800 shares of common stock and 2,687,682 shares of preferred stock approved such agreement by consent; that 6,323,971 shares of common stock and 2,687,682 shares of preferred stock of said corporation were on said date issued and outstanding; said affirmative vote represented at least 50% of the shares of each class of the outstanding capital stock of said corporation; and that thereby the Agreement of Merger was at said meeting duly adopted as the act of the stockholders of said Nova Natural Resources Corporation and the duly adopted agreement of said corporation.

Witness my hand and the seal of said Nova Natural Resources Corporation on this 31st day of January, 1995.

(Corporate Seal)

James E. Taets, Secretary

MERGER xx CONSOLIDATION
CANCELLATION OF LIMITED PARTNERSHIP DUE TO MERGER
DOMESTIC FOREIGN PROFIT NONPROFIT

CHANGE OF NAME

MERGER #951021490

NOVA NATURAL RESOURCES CORPORATION (FP871724236)
DELAWARE CORPORATION

INTO

NNRC, INC. (DP931034540)
COLORADO CORPORATION
THE SURVIVOR

CHANGING ITS NAME TO:
NOVA NATURAL RESOURCES CORPORATION